Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini or Brett Suddreth
Halliburton Investor Relations
+1 972 458 8000

Nova to Acquire Biodiesel Refinery in Clinton County, Iowa

Ten million gallon per year refinery first to use Nova’s Proprietary Biodiesel Refining Technology

HOUSTON, TX – August 16, 2007 — Nova Biosource Fuels, Inc. (Amex: NBF) announced today it has entered into an asset purchase agreement to acquire the 10 million gallon per year biodiesel refinery that was designed and built by Nova for Clinton County Bio Energy LLC in Clinton, Iowa.

The plant was the first commercial scale biodiesel refinery to utilize Nova’s proprietary process technology.  Nova commenced construction in March 2006 and the refinery has since produced in excess of 4 million gallons of high quality, ASTM D6751-07a biodiesel from soybean oil and other low free fatty acid feedstocks.

Nathan Baker, Plant Operations Manager, and all current plant employees will be joining Nova as full-time employees.  Plant Manager and Co-Founder Dan Holesinger will continue to provide management services as a consultant for an interim period.  “We have worked hand and glove with the Nova Team for nearly three years from conception to production and have been impressed with Nova’s technology, people and knowledge of the biodiesel industry.” said Mr. Holesinger.  “We are excited about joining the Nova Team.”

“We are pleased that the Clinton County Bio Energy professionals will be joining Nova,” said Kenneth T. Hern , Chairman and CEO of Nova.  “Only those of us that are pioneering the process of converting fats, oils and greases into biodiesel fully understand the challenges associated with operating a biodiesel refinery.  The Clinton County Team has demonstrated its ability to continuously produce ASTM D6751-07a biodiesel for its customers since commissioning of the plant last year.”

Nova initially intends to modify the refinery to incorporate its patented pretreatment process to enable the use of a wider variety of more economical feedstocks, such as corn oil extracted from dried distillers grains, yellow and brown greases, and various blends of beef, pork and poultry fats.  These feedstocks contain higher levels of free fatty acids than higher cost soybean oil, which is the primary feedstock currently used by the refinery.

After installation of the pretreatment process equipment, Nova intends to work with the Clinton Regional Development Corporation on its option to procure additional acreage and railroad access to allow for a 20 million gallon per year facility expansion.  “I’m pleased to be actively assisting Nova with doubling the size of the facility’s acreage in our industrial Lincoln Railport development,” said Steven Ames, President of the Clinton Regional Development Corporation.  “We are developing a world class industrial park with unparalleled logistical advantages to access major Midwest markets.  We are excited that Nova will be a part of our growth.”

“We are excited about becoming a permanent resident and active citizen of the community,” said Mr. Hern.  “The efficient operation of the refinery is a testament to the skill, knowledge and work ethic of the Clinton County professionals and we are proud to have the opportunity to continue to provide clean biodiesel to the local economy, using locally procured feedstocks with local workers.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is currently focused on the construction and operation of three owned biodiesel refineries with combined production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks.  More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended April 30, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.